                                                            Execution Copy
                                                            --------------

================================================================================





                                  $14,000,000

                                CREDIT AGREEMENT

                            Dated as of May 15, 1996

                                     Among

                               TYLER CORPORATION

                                  as Borrower,
                                  -----------

                       SOCIETE GENERALE, SOUTHWEST AGENCY

                                      and

                           NATIONSBANK OF TEXAS, N.A.

                                    as Banks
                                    --------

================================================================================

                               TABLE OF CONTENTS

                                                            ARTICLE I

                                                 DEFINITIONS AND ACCOUNTING TERMS
                                                                                                                     Page
                                                                                                                     ----
         Section 1.01.    Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1
                          ---------------------
         Section 1.02.    Computation of Time Periods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                          ---------------------------
         Section 1.03.    Accounting Terms; Changes in GAAP . . . . . . . . . . . . . . . . . . . . . . . . . . . .    12
                          ---------------------------------
         Section 1.04.    Types of Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                          -----------------
         Section 1.05.    Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                          -------------

                                                            ARTICLE II

                                              THE ADVANCES AND THE LETTERS OF CREDIT

         Section 2.01.    The Advances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    13
                          ------------
         Section 2.02.    Method of Borrowing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
                          -------------------
         Section 2.03.    Optional Reduction or Termination of the Commitments  . . . . . . . . . . . . . . . . . .    16
                          ----------------------------------------------------
         Section 2.04.    Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                          ----
         Section 2.05.    Repayment of Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                          ---------------------
         Section 2.06.    Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
                          --------
         Section 2.07.    Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
                          -----------
         Section 2.08.    Breakage Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                          --------------
         Section 2.09.    Increased Costs . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    20
                          ---------------
         Section 2.10.    Payments and Computations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    21
                          -------------------------
         Section 2.11.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    22
                          -----
         Section 2.12.    Sharing of Payments, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24
                          ------------------------
         Section 2.13.    Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25
                          -----------------
         Section 2.14.    Collateral Bailee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                          -----------------

                                                           ARTICLE III

                                                      CONDITIONS OF LENDING

         Section 3.01.    Conditions Precedent to Effectiveness . . . . . . . . . . . . . . . . . . . . . . . . . .    29
                          -------------------------------------
         Section 3.02.    Conditions Precedent after Effective Date . . . . . . . . . . . . . . . . . . . . . . . .    30
                          -----------------------------------------

                                                            ARTICLE IV

                                                  REPRESENTATIONS AND WARRANTIES

         Section 4.01.    Corporate Existence; Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                          ---------------------------------
         Section 4.02.    Corporate Power . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                          ---------------
         Section 4.03.    Authorization and Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                          ---------------------------
         Section 4.04.    Enforceable Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          -----------------------
         Section 4.05.    Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          --------------------
         Section 4.06.    True and Complete Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          ----------------------------
         Section 4.07.    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                          ----------
         Section 4.08.    Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          ---------------
         Section 4.09.    Investment Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          ----------------------
         Section 4.10.    Public Utility Holding Company Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          ----------------------------------
         Section 4.11.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                          -----
         Section 4.12.    Pension Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                          -------------
         Section 4.13.    Condition of Property; Casualties . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                          ---------------------------------
         Section 4.14.    Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                          ---------
         Section 4.15.    No Burdensome Restrictions; No Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . .  35
                          ---------------------------------------
         Section 4.16.    Environmental Condition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                          -----------------------
         Section 4.17.    Permits, Licenses, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          ----------------------

                                                            ARTICLE V

                                                      AFFIRMATIVE COVENANTS

         Section 5.01.    Compliance with Laws, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                          -------------------------
         Section 5.02.    Maintenance of Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                          ------------------------
         Section 5.03.    Preservation of Corporate Existence, Etc  . . . . . . . . . . . . . . . . . . . . . . . . .  37
                          ----------------------------------------
         Section 5.04.    Payment of Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                          ---------------------
         Section 5.05.    Visitation Rights.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                          -----------------
         Section 5.06.    Reporting Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                          ----------------------
         Section 5.07.    Maintenance of Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
                          -----------------------

                                                            ARTICLE VI

                                                        NEGATIVE COVENANTS

         Section 6.01.    Liens, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                          ----------
         Section 6.02.    Debts, Guaranties and Other Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                          ---------------------------------------
         Section 6.03.    Agreements Restricting Liens and Distributions  . . . . . . . . . . . . . . . . . . . . . .  42
                          ----------------------------------------------

         Section 6.04.    Merger or Consolidation; Asset Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                          ------------------------------------
         Section 6.05.    Restricted Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          -------------------
         Section 6.06.    Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          ----------------------
         Section 6.07.    Compliance with ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          ---------------------
         Section 6.08.    Maintenance of Ownership of Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          ----------------------------------------
         Section 6.09.    Current Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          -------------
         Section 6.10.    Fixed Charge Coverage Ratio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                          ---------------------------
         Section 6.11.    Minimum Net Worth . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                          -----------------
         Section 6.12.    Environmental Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                          --------------------
         Section 6.13.    Investments, Loans and Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                          -------------------------------

                                                           ARTICLE VII

                                                             REMEDIES

         Section 7.01.    Events of Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                          -----------------
         Section 7.02.    Optional Acceleration of Maturity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                          ---------------------------------
         Section 7.03.    Automatic Acceleration of Maturity  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                          ----------------------------------
         Section 7.04.    Cash Collateral Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                          ------------------------
         Section 7.05.    Non-exclusivity of Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                          ---------------------------
         Section 7.06.    Right of Set-off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
                          ----------------

                                                           ARTICLE VIII

                                                          MISCELLANEOUS

         Section 8.01.    Amendments, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                          ---------------
         Section 8.02.    Notices, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                          ------------
         Section 8.03.    No Waiver; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
                          -------------------
         Section 8.04.    Costs and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                          ------------------
         Section 8.05.    Binding Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                          --------------
         Section 8.06.    Bank Assignments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                          ----------------
         Section 8.07.    Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                          ---------------
         Section 8.08.    Execution in Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                          -------------------------
         Section 8.09.    Survival of Representations, Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                          --------------------------------
         Section 8.10.    Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                          ------------
         Section 8.11.    Business Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                          --------------
         Section 8.12.    Usury Not Intended  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                          ------------------
         Section 8.13.    Bank Credit Decision  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  54
                          --------------------
         Section 8.14.    Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                          -------------
         Section 8.15.    WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                          --------------------

         Section 8.16.  ENTIRE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
                        ----------------


EXHIBITS:


Exhibit A        -        Form of Note
Exhibit B        -        Form of Subsidiary Guaranty and Contribution Agreement
Exhibit C        -        Form of Notice of Borrowing
Exhibit D        -        Form of Notice of Conversion or Continuation
Exhibit E        -        Form of Assignment and Acceptance
Exhibit F        -        Form of Pledge Agreement
Exhibit G        -        Form of Opinion of Counsel to Borrower and Guarantors
Exhibit H        -        Form of Compliance Certificate


SCHEDULES:


Schedule 1.01(a) -        Commitments and Notice Information for Banks
Schedule 1.01(b) -        Existing Letters of Credit
Schedule 4.01    -        Subsidiaries
Schedule 4.07    -        Litigation
Schedule 4.12    -        Termination Event
Schedule 4.16    -        Environmental
Schedule 6.10    -        Excluded Sale-Leaseback Transaction

                                CREDIT AGREEMENT


         This Credit Agreement dated as of May 15, 1996 is among Tyler Corporation, a Delaware corporation, as borrower (the "Borrower"), and Societe Generale, Southwest Agency and NationsBank of Texas, N.A., as lenders (the "Banks").

         The Borrower and the Banks agree as follows:

                                   ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         Section 1.01. Certain Defined Terms. As used in this Agreement, the term "Borrower" shall have the meaning set forth above and the following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         "Account Party" means, with respect to any Letter of Credit, the Borrower or any Guarantor, as the case may be, for whose account such Letter of Credit was issued.

         "Adjusted Base Rate" means, for any day, the fluctuating rate per annum of interest equal to the greater of (a) the Federal Funds Rate in effect on such day plus 1/2% and (b) the Base Rate in effect on such day.

         "Advance" means any advance by a Bank to the Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance or a Cost of Funds Advance.

         "Advance Commitment" means the amount set opposite such Bank's name on
Schedule 1.01(a) as its Advance Commitment, or if such Bank has entered into any Assignment and Acceptance after the Effective Date, set forth for such Bank as its Advance Commitment in such Assignment and Acceptance, as such amount may be reduced pursuant to Section 2.03.

         "Affiliate" means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term "control" (including the terms "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of a Control Percentage, by contract or otherwise.

         "Agreement" means this Credit Agreement dated as of May 15, 1996 among the Borrower and the Banks, as it may be amended or supplemented from time-to-time.

         "Applicable Lending Office" means, with respect to each Bank, (a) such Bank's Domestic Lending Office in the case of a Base Rate Advance or a Cost of Funds Advance, and (b) such Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

         "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and an Eligible Assignee, in substantially the form of the attached Exhibit E.

         "Banks" means the lenders listed on the signature pages of this Agreement and each Eligible Assignee that shall become a party to this Agreement pursuant to Section 8.06.

         "Base Rate" means a fluctuating interest rate per annum as shall be in effect from time-to-time equal to the rate of interest publicly announced by NationsBank of Texas, N.A. as its base rate, whether or not the Borrower has notice thereof.

         "Base Rate Advance" means an Advance which bears interest as provided in Section 2.06(a).

         "Borrowing" means a borrowing consisting of simultaneous Advances of the same Type made by each Bank pursuant to Section 2.01(a) or Converted by each Bank to Advances of a different Type pursuant to Section 2.02(b).

         "Business Day" means a day of the year, other than a Saturday or Sunday, or other day on which banks are not required or authorized to close in New York City and Dallas, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on by banks in the London interbank market.

         "Capital Leases" means, as applied to any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

         "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

         "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute.

         "Commitment" means, with respect to any Bank, the sum of the Advance Commitment and the LC Commitment of such Bank.

         "Control Percentage" means, with respect to any Person, the percentage of the outstanding capital stock of such Person having ordinary voting power which gives the direct or indirect holder of such stock the power to elect a majority of the Board of Directors of such Person.

         "Controlled Group" means all members of a controlled group of corporations and all trades (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under
Section 414 of the Code.

         "Convert", "Conversion", and "Converted" each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.02(b).

         "Cost of Funds Rate" means the rate of interest per annum that the Banks collectively agree to charge for a Borrowing comprised of Cost of Funds Advances requested by the Borrower pursuant to Section 2.02.

         "Cost of Funds Advance" means an Advance which bears interest as provided in Section 2.06(c).

         "Credit Documents" means this Agreement, the Notes, the Guaranty, the Pledge Agreement, the LC Applications and each other agreement, instrument or document executed by the Borrower or any of its Subsidiaries at any time in connection with this Agreement or the Advances or Letters of Credit issued hereunder.

         "Debt," for any Person, means without duplication:

         (a)     indebtedness of such Person for borrowed money;

         (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (excluding, however, endorsements of negotiable instruments in the process of collection);

         (c) obligations of such Person to pay the deferred purchase price of property or services (excluding, however, trade payables incurred in the ordinary course of business), obligations under any repurchase agreement entered into in connection with the sale of assets, and obligations under so-called "take or pay" contracts;

         (d)     obligations of such Person as lessee under Capital Leases;

         (e) contingent obligations of such Person with respect to letters of credit or similar instruments issued for the account of such Person;

         (f) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and

         (g) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any Property of such Person.

         "Default" means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

         "Dollars" and "$" means lawful money of the United States of America.

         "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" opposite its name on
Schedule 1 or such other office of such Bank as such Bank may from time-to-time specify to the Borrower.

         "EBITDA" means, for any period, (a) net income for such period (excluding for purposes of determining net income any gains or noncash losses resulting from a Terminated Plan so long as such losses do not exceed $3,000,000 on a pretax basis) plus (b) to the extent deducted or added in determining net income, Interest Income, Interest Expense, taxes, depreciation and amortization expense for such period.

         "Effective Date" has the meaning set forth in Section 3.01.

         "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any State thereof, and having combined capital, surplus and undivided profits of not less than $500,000,000 and approved by each Issuing Bank and the Borrower, which approval by such Issuing Bank and the Borrower will not be unreasonably withheld, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development and having combined capital, surplus and undivided profits (or its equivalent) of not less than $500,000,000 (or its Dollar equivalent) and which maintains a branch or agency in the United States that shall be designated its Domestic Lending Office and approved by each Issuing Bank and the Borrower, which approval by such Issuing Bank and the Borrower will not be unreasonably withheld, or (c) any Person that has been approved by the Borrower and each Issuing Bank.

         "Environment" or "Environmental" shall have the meanings set forth in 43 U.S.C. Section 9601(8) (1988).

         "Environmental Claim" means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

         "Environmental Law" means all Legal Requirements arising from, relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical, infectious, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical, infectious, or toxic substances, materials or wastes.

         "Environmental Permit" means any permit, license, order, approval or other authorization under Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

         "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time-to-time.

         "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" opposite its name on Schedule 1 (or, if no such office is specified, its Domestic Lending Office) or such other office of such Bank as such Bank may from time-to-time specify to the Borrower.

         "Eurodollar Rate" means, for the Interest Period for each Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum, if such rate is not such a multiple) equal to the rate per annum at which deposits in Dollars are offered by the principal office of NationsBank of Texas, N.A. in London, England to prime banks in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to NationsBank of Texas, N.A.'s Eurodollar Rate Advance comprising part of such Borrowing and for a period equal to such Interest Period.

         "Eurodollar Rate Advance" means an Advance which bears interest as provided in Section 2.06(b).

         "Eurodollar Rate Reserve Percentage" of any Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

         "Events of Default" has the meaning set forth in Section 7.01.

         "Expiration Date" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

         "Existing Letters of Credit" means those letters of credit issued by NationsBank of Texas, N.A. prior to the Effective Date and outstanding on the Effective Date, as described on Schedule 1.01(b).

         "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by NationsBank of Texas, N.A. from federal funds brokers of recognized standing selected by it.

         "Federal Reserve Board" means the Board of Governors of the Federal Reserve System or any of its successors.

         "Financial Statements" means the Borrower's consolidated balance sheet and income, retained earnings and cash flow statements dated December 31, 1995 referred to in Section 4.05, copies of which have been delivered to the Banks.

         "Fund," "Trust Fund," or "Superfund" means the Hazardous Substance Response Trust Fund, established pursuant to 42 U.S.C. Section 9631 (1988) and the Post-closure Liability Trust Fund, established pursuant to 42 U.S.C. Section 9641 (1988), which statutory provisions have been amended or repealed by the Superfunds Amendments and Reauthorization Act of 1986, and the "Fund," "Trust Fund," or "Superfund" that are now maintained pursuant to Section 9507 of the Code.

         "GAAP" means United States generally accepted accounting principles as in effect from time-to-time, applied on a basis consistent with the requirements of Section 1.03.

         "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over any Bank, the Borrower, or the Borrower's Subsidiaries or any of their respective Properties.

         "Governmental Proceedings" means any action or proceedings by or before any Governmental Authority, including, without limitation, the promulgation, enactment or entry of any Legal Requirement.

         "Guarantor" means each Person that has entered into the Guaranty, and "Guarantors" means such Persons collectively.

         "Guaranty" means the Subsidiary Guaranty and Contribution Agreement executed by the Guarantors in substantially the form of Exhibit B.

         "Hazardous Substance" means the substances identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, radioactive materials, and medical and infectious waste.

         "Hazardous Waste" means the substances regulated as such pursuant to any Environmental Law.

         "Indemnified Party" has the meaning set forth in Section 8.07(a).

         "Interest Expense" means, (a) for the fiscal quarter of the Borrower and its Subsidiaries ending September 30, 1995, $6,000, (b) for the fiscal quarter of the Borrower and its Subsidiaries ending December 31, 1995, $-0-,
(c) for the fiscal quarter of the Borrower and its Subsidiaries ending March 31, 1995, $-0-, and (d) for any other period of determination, total interest expense for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under interest hedge agreements, all as determined in conformity with GAAP.

         "Interest Income" means, (a) for the fiscal quarter of the Borrower and its Subsidiaries ending September 30, 1995, $-0-, (b) for the fiscal quarter of the Borrower and its Subsidiaries ending December 31, 1995, $27,000,
(c) for the fiscal quarter of the

Borrower and its Subsidiaries ending March 31, 1996, $70,000, and (d) for any other period of determination, total interest income for such period, whether received or accrued, as determined in conformity with GAAP.

         "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.02. The duration of each such Interest Period shall be in the case of Eurodollar Rate Advances, one, two, or three months as the Borrower may, upon notice received by the Banks not later than 11:00 a.m. (Dallas, Texas time) on the third Business Day prior to the first day of such Interest Period selected; provided, however, that:

                (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration (the Borrower may, however, have more than one Borrowing on the same date with different Interest Periods);

                (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of an Interest Period for a Eurodollar Rate Advance to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

                (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

         "Issuing Bank" means any Bank acting hereunder in the capacity as issuer of a Letter of Credit.

         "Knowledge" means, with respect to a natural person, the actual knowledge of such person and, when used with respect to any other Person, the actual knowledge of a Responsible Officer of such Person.

         "LC Application" means any letter of credit application which an Issuing Bank may require a Guarantor to execute and deliver with respect to any Letter of Credit requested by such Guarantor, which application shall contain terms no more restrictive than the terms of this Agreement.

         "LC Commitment" means the amount set opposite such Bank's name on
Schedule 1.01(a) as its LC Commitment, or if such Bank has entered into any Assignment and Acceptance after the Effective Date, set forth for such Bank as its LC Commitment in such Assignment and Acceptance, as such amount may be reduced pursuant to Section 2.03.

         "Lease Expense" means, for any period, (a) all amounts payable by a Person during such period under any lease, sublease, or other instrument (other than a Capital Lease) pursuant to which such Person is entitled to use any Property of another Person minus (b) all rental income payable to such Person during such period under any lease, sublease, or other instrument (other than a Capital Lease) pursuant to which such Person was the lessor or sublessor of its Property to another Person, all as determined in accordance with GAAP.

         "Legal Requirement" means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

         "Letter of Credit" means, individually, any Existing Letter of Credit and any letter of credit issued by an Issuing Bank on or after the Effective Date which is subject to this Agreement, and "Letters of Credit" means all such letters of credit collectively.

         "Letter of Credit Exposure" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit outstanding at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

         "Letter of Credit Obligations" means any obligations of the Borrower under this Agreement in connection with the Letters of Credit.

         "Lien" means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise (including, without limitation, the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement).

         "Material Adverse Change" shall mean (a) a material adverse change in the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, since the date of the Financial Statements, or (b) a material adverse effect on the ability of the Borrower and the Guarantors, taken as a whole, to perform their obligations under any Credit Document.

         "Maturity Date" means the earlier of (a) the date which is 364 days from the date of this Agreement, and (b) the termination in whole of the Commitments pursuant to Section 2.03 or Article VII.

         "Maximum Rate" means the maximum nonusurious interest rate under applicable law.

         "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

         "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of the attached Exhibit A, evidencing indebtedness of the Borrower to such Bank resulting from Advances owing to such Bank.

         "Notice of Borrowing" means a notice of borrowing in the form of the attached Exhibit C signed by a Responsible Officer of the Borrower.

         "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit D signed by a Responsible Officer of the Borrower.

         "Obligations" means all Advances, Reimbursement Obligations, and other amounts payable by the Borrower to the Banks under the Credit Documents.

         "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

         "Permitted Liens" means the Liens permitted to exist pursuant to
Section 6.01.

         "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof or any trustee, receiver, custodian or similar official.

         "Plan" means an employee benefit plan (other than a Multiemployer
Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

         "Pledge Agreement" means the Pledge Agreement executed by the Borrower in favor of the Banks in substantially the form of Exhibit F.

         "Property" of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

         "Pro Rata Share" means, with respect to any Bank, (a) at any time prior to termination of the Commitments, the ratio (expressed as a percentage) of such Bank's Commitment at such time to the aggregate Commitments of all the Banks at such time, and (b) at any time after the Commitments have terminated and the Advances have been accelerated in accordance with Section 7.02 or 7.03, the ratio (expressed as a percentage) of (i) such Bank's aggregate outstanding Advances and its Pro Rata Share of the Letter of Credit Exposure at such time to (ii) the aggregate outstanding Advances of all the Banks and the Letter of Credit Exposure at such time.

         "Quarterly Date" shall mean the last Business Day of each March, June, September, and December of each year.

         "Reimbursement Obligations" means all of the reimbursement obligations of the Account Parties for Letters of Credit as set forth in paragraph (c) of
Section 2.13 and any related LC Application.

         "Release" shall have the meaning set forth in CERCLA or under any other Environmental Law.

         "Response" shall have the meaning set forth in CERCLA or under any other Environmental Law.

         "Responsible Officer" means the Chief Executive Officer, President, Treasurer, any Vice President or Secretary of any Person.

         "Restricted Payment" means the making by any Person of any dividends or other distributions (in cash, property or otherwise) on, or payment for the purchase, redemption or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person's stock.

         "Significant Subsidiary" means TPI and any other Subsidiary (a) in which the investments and advances of the Borrower and its consolidated Subsidiaries, exceed 10% of the total assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, (b) of which the Borrower's and its other Subsidiaries' proportionate share of the total assets (after intercompany eliminations) of such Subsidiary exceeds 10% of the total assets of the Borrower and its consolidated Subsidiaries as of the end of the most recently completed fiscal year, or (c) of which the Borrower's and its other Subsidiaries' equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of such Subsidiary exceeds 10% of such income of the Borrower and its consolidated Subsidiaries for the most recently completed fiscal year.

         "Subsidiary" means any corporation, association, partnership or other business entity of which more than 50% of the outstanding capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at such time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by the Borrower, by the Borrower and one or more Subsidiaries of the Borrower or by one or more Subsidiaries of the Borrower.

         "Termination Event" means (a) the occurrence of a Reportable Event with respect to a Plan, as described in Section 4043 of ERISA and the regulations issued thereunder (other than a Reportable Event not subject to the provision for 30-day notice to the PBGC under such regulations), (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a "substantial employer" as defined in
Section 4001(a)(2) of ERISA, (c) the giving of a notice of intent to terminate a Plan under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

         "TPI" means TPI of Texas, Inc., a Delaware corporation which is a wholly-owned Subsidiary of the Borrower.

         "Terminated Plan" means the (i) the Tyler Corporation Master Retirement Income Plan and (ii) the Tyler Corporation Savings and Investment Plan.

         "Type" has the meaning set forth in Section 1.04.

         Section 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

         Section 1.03.    Accounting Terms; Changes in GAAP.

         (a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the Financial Statements (except for changes to which the Borrower's independent public accountants take no exception).

         (b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in
Section 1.01 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Financial Statements (except for changes in the principles of consolidation to which the Borrower's independent public accountants take no exception and excluding the cumulative effect of any such change).

         Section 1.04. Types of Advances. Advances made with respect to any Borrowing are distinguished by "Type". The "Type" of an Advance refers to the determination whether such Advance is a Eurodollar Rate Advance or Base Rate Advance or a Cost of Funds Advance, each of which constitutes a Type.

         Section 1.05. Miscellaneous. Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, unless otherwise specified.


                                   ARTICLE II

                     THE ADVANCES AND THE LETTERS OF CREDIT

         Section 2.01. The Advances. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate amount not to exceed at any time outstanding such Bank's Advance Commitment; provided that, following the making of each Borrowing, the aggregate amount of all Advances then outstanding shall not exceed the aggregate amount of the Advance
Commitments of the Banks.   Each Borrowing shall consist of Advances of the
same Type made on the same day by the Banks ratably according to their respective Pro Rata Shares. Within the limits of each Bank's Advance Commitment, the Borrower may from time-to-time borrow, prepay pursuant to
Section 2.07 and reborrow under this Section 2.01(a). The indebtedness of the Borrower to each Bank resulting from Advances owing to such Bank shall be evidenced by the Note of the Borrower payable to the order of such Bank in substantially the form of Exhibit A.

         Section 2.02.    Method of Borrowing.

         (a) Notice. Each Borrowing shall be made pursuant to a Notice of Borrowing, given not later than (i) 11:00 a.m. (Dallas, Texas time) on the third Business Day before the date of the proposed Borrowing, in the case of a Borrowing comprised of Eurodollar Rate Advances, or (ii) 11:00 a.m. (Dallas, Texas time) on the Business Day of the proposed Borrowing, in the case of a Borrowing comprised of Base Rate Advances or Cost of Funds Advances, by the Borrower to the Banks. Each Notice of Borrowing shall be by telecopier or telex specifying the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) Interest Period for Eurodollar Rate Advances comprising such Borrowing or the proposed maturity date for Cost of Funds Advances comprising such Borrowing. In the case of a proposed Borrowing comprised of Eurodollar Rate Advances or Cost of Funds Advances, the Banks shall determine the applicable rate and a Bank shall promptly notify the Borrower thereof by telephone or telecopy. In the event the Cost of Funds Rate for any requested Borrowing would exceed the Adjusted Base Rate, the Borrower agrees that the Advances comprising such Borrowing, without further notice or other action by the Borrower or the Banks, shall instead be made as Base Rate Advances on the requested date of Borrowing. Each Bank shall, before 1:00 p.m. (Dallas, Texas time) on the date of such Borrowing provided all conditions precedent to Borrowing are satisfied on such date, make available to the Borrower in same day funds, such Bank's Pro Rata Share of such Borrowing.

         (b) Conversions and Continuations. In order to elect to Convert or continue any Advance which is part of a Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Banks no later than 11:00 a.m. (Dallas, Texas time) (i) the Business Day of the proposed conversion date in the case of a conversion to a Base Rate Advance or a Cost of Funds Advance, and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance. Each such Notice of Conversion or Continuation shall be by telex or telecopier specifying (i) the requested Conversion or continuation date (which shall be a Business Day), (ii) the amount and Type of the Advance to be Converted or continued, (iii) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advance, and (iv) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period. For purposes other than the making of deemed representations and warranties pursuant to Section 3.02, the portion of Advances comprising part of the same Borrowing that are converted to Advances of another Type shall constitute a new Borrowing.

         (c)     Certain Limitations.  Notwithstanding anything in paragraphs
(a) and (b) above:

                 (i) at no time shall there be more than three (3) Interest Periods applicable to outstanding Borrowings comprised of Eurodollar Rate Advances;

                 (ii) each Borrowing comprised of Base Rate Advances or Cost of Funds Advances shall be in an aggregate amount not less than $500,000 (or an integral multiple of $100,000 in excess thereof) and each Borrowing comprised of Eurodollar Rate Advances shall be in an aggregate amount not less than $1,000,000 (or an integral multiple of $100,000 in excess thereof);

                 (iii) (A) if any Bank shall, at least one Business Day before the date of any requested Borrowing, notify the Borrower and the other Banks that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until such Bank shall notify the Borrower and the other Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance; and (B) such Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank;

                 (iv) if any Bank is unable to determine the Eurodollar Rate comprising any requested Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until such Bank shall notify the Borrower and the other Banks that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

                 (v) if the Banks shall, at least one Business Day before the date of any requested Borrowing, notify the Borrower that the Eurodollar Rate for Eurodollar Rate Advances comprising such Borrowing will not adequately reflect the cost to the Banks of making or funding their respective Eurodollar Rate Advances, as the case may be, for such Borrowing, the right of the Borrower to select Eurodollar Rate Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Banks shall notify the Borrower that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be a Base Rate Advance;

                 (vi) if the Borrower shall fail to select the duration or continuation of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01 and paragraphs (a) and (b) above, the Banks will forthwith so notify the Borrower and such Advances, in the case of a new Borrowing, will be made available to the Borrower on the date of such Borrowing as Base Rate Advances and, in the case of outstanding Advances, will be Converted into Base Rate Advances at the end of the current Interest Period; and

         (vii) the Borrower may not select any Interest Period which would end after the Maturity Date.

         (d) Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.
In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Bank against any loss, out-of-pocket cost or expense actually incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

         (e) Bank Obligations Several. The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, to make its Advance on the date of such Borrowing. No Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other Bank on the date of any Borrowing.

         Section 2.03. Optional Reduction or Termination of the Commitments. The Borrower shall have the right, upon at least three Business Days' irrevocable notice to the Banks, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this Section 2.03 shall be permanent, with no obligation of the Banks to reinstate such Commitments and the commitment fees provided for in Sections 2.04(a) shall thereafter be computed on the basis of the Commitments, as so reduced.

         Section 2.04.    Fees.

         (a) Commitment Fees. The Borrower agrees to pay to each Bank a commitment fee on the average daily amount by which such Bank's Commitment exceeds the sum of such Bank's outstanding Advances and Pro Rata Share of the Letter of Credit Exposure, from the date of this Agreement until the Maturity Date at the rate of 3/8ths of 1% per annum, such fee due and payable quarterly in arrears on each Quarterly Date and on the Maturity Date.

         (b) Letter of Credit Fees. The Borrower agrees to pay, or cause the respective Account Party to pay (i) to each Bank (including the Issuing
Bank) such Bank's Pro Rata Share of a fee per annum for each Letter of Credit equal to (x) the undrawn face amount of such Letter of Credit, multiplied by
(y) in the case of any standby Letter of Credit, two percent (2%), and in the case of any commercial Letter of Credit, one percent (1%), and (ii) to the Issuing Bank, a fee per annum for each Letter of Credit equal to (x) the undrawn face amount of such Letter of Credit, multiplied by (y) 1/8%. Each such fee shall be based on the average daily maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its Expiration Date and be payable quarterly in arrears on each Quarterly Date.

         (c) Closing Fees. The Borrower agrees to pay to each Bank on the Effective Date a fee of 1/2% of such Bank's Commitment.

         Section 2.05. Repayment of Advances. The Borrower shall repay the outstanding principal amount of each Advance on the Maturity Date.

         Section 2.06. Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance made by each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

         (a) Base Rate Advances. If such Advance is a Base Rate Advance, a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time-to-time and (ii) the Maximum Rate, payable in arrears on each Quarterly Date and on the date such Base Rate Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the Adjusted Base Rate in effect from time-to-time plus 2% and (ii) the Maximum Rate.

         (b) Eurodollar Rate Advances. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the lesser of (i) the Eurodollar Rate for such Interest Period plus two percent (2%) and (ii) the

Maximum Rate, payable on the last day of such Interest Period; provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the greater of (A) the Adjusted Base Rate in effect from time-to-time plus 2% and (B) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus 2% and (ii) the Maximum Rate.

         (c) Cost of Funds Advances. If such Advance is a Cost of Funds Advance, a rate per annum equal to the lesser of (i) the Cost of Funds Rate for the period from the date of such Advance until the requested maturity date for such Advance plus two percent (2%) and (ii) the Maximum Rate, payable in arrears on each Quarterly Date and on the date such Advance shall be paid in full, provided that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the lesser of (i) the greater of (A) the Adjusted Base Rate in effect from time-to-time plus 2% and (B) the rate required to be paid on such Advance immediately prior to the date on which such amount became due plus 2% and (ii) the Maximum Rate.

         (d) Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each Bank, so long as any such Bank shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Bank, from the later of (i) the date of such Advance and (ii) the date such reserve requirement is imposed until the earlier of (A) the date such principal amount is paid in full and (B) the date such reserve requirement is suspended, at an interest rate per annum equal at all times to the remainder obtained by subtracting (1) the Eurodollar Rate for the Interest Period for such Advance from (2) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest payable to any Bank shall be determined by such Bank and notified to the Borrower (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error). Each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

         (e) Usury Recapture. In the event the rate of interest chargeable under this Agreement or the Notes at any time is greater than the Maximum Rate, the unpaid principal amount of the Notes shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Notes equals the amount of interest which would have been paid or accrued on the Notes if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Notes, the total amount of interest paid or accrued under the terms of this Agreement and the Notes is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Banks an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on the Notes if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on the Notes if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid or accrued under this Agreement on the Notes. In the event the Banks ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Notes, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

         Section 2.07.    Prepayments.

         (a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.07.

         (b) Optional. The Borrower may elect to prepay any of the Advances, after giving written notice to the Banks stating the proposed date and aggregate principal amount of such prepayment, which notice must be received by 11:00 a.m. (Dallas, Texas time) (i) in the case of Eurodollar Rate Advances, at least three Business Days prior to the proposed date of prepayment, and (ii) in the case of Base Rate Advances or Cost of Funds Advances, on the Business Day of the proposed prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $500,000 or in integral multiples of $100,000 in excess thereof.

         (c) Illegality. If any Bank shall notify the other Banks and the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful for such Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances of such Bank then outstanding hereunder,
(i) the Borrower shall, no later than 11:00 a.m. (Dallas, Texas time), (A) if not prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (B) if prohibited by law or regulation to maintain such Eurodollar Rate Advances for the duration of the Interest Period, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Rate Advances of all of the Banks then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.08 as a result of such prepayment being made on such date, (ii) each Bank shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid to such Bank, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Borrowing shall be suspended until the Bank which gave notice referred to above shall notify the Borrower and the other Banks that the circumstances causing such suspension no longer exist. Each Bank agrees to use commercially reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the effect of this paragraph and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

         (d) Ratable Payments; Effect of Notice. Each payment of any Advance pursuant to this Section 2.07 or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.07 shall be irrevocable and binding upon the Borrower.

         Section 2.08. Breakage Costs. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance (or, in the case of a Cost of Funds Advance, on the original scheduled maturity date of such Advance) as a result of any prepayment pursuant to Section 2.07 or the acceleration of the maturity of the Notes pursuant to Article VIII or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by any Bank to the Borrower, pay to such Bank any amounts (without duplication of any other amounts payable in respect of breakage costs) required to compensate such Bank for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss, cost or expense actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Bank to fund or maintain such Advance.

         Section 2.09.    Increased Costs.

         (a) Changed Circumstances. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, or of agreeing to issue or participate, or issuing or participating in Letters of Credit hereunder, then the Borrower shall from time-to-time, upon demand by such Bank, immediately pay to such Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank for such increased cost; provided, however, that, before making any such demand, each Bank agrees to use commercially reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrower by such Bank shall be presumptively correct for all purposes, absent manifest error.

         (b) Capital Adequacy. If any Bank determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) implemented or effective after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank and that the amount of such capital is increased by or based upon the existence of such Bank's Commitment to make Advances hereunder or to issue or participate in Letters of Credit hereunder and other commitments of this type, then, upon 30 days prior written notice by such Bank, the Borrower shall immediately pay to such Bank additional amounts (without duplication of any other amounts payable in respect of increased costs) sufficient to compensate such Bank in light of such circumstances to the extent that such Bank reasonably determines such increase in capital to be allocable to the existence of such Bank's Commitment hereunder to make Advances or to issue or participate in Letters of Credit. A certificate as to such amounts and detailing the calculation of such amounts submitted to the Borrower by such Bank shall be presumptively correct for all purposes, absent manifest error.

         Section 2.10.    Payments and Computations.

         (a) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (Dallas, Texas time) on the day when due in Dollars to each Bank, at the location such Bank shall designate in writing to the Borrower.

         (b) Computations. All computations of interest based on the Adjusted Base Rate and of the commitment fees described in Section 2.04(a) shall be made by the Banks on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate, the Cost of Funds Rate, and of letter of credit fees described in Section 2.04(b) shall be made by the Banks on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Banks of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

         (c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.


         (d)     Interest on Overdue Amounts.  Except as otherwise provided in
Section 2.06 with respect to overdue principal payments of Advances, the Borrower agrees to pay interest on demand at a rate per annum equal at all times to the Adjusted Base Rate plus 2% (not to exceed, however, the Maximum
Rate) on any other amount hereunder payable by the Borrower which is not paid when due from the date such amount became due until paid in full.

         Section 2.11.    Taxes.

         (a) No Deduction for Certain Taxes. Any and all payments by the Borrower shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank or any of their respective subsidiaries or foreign branches, taxes imposed on or measured by its income, and franchise taxes imposed on it, by the United States or by the jurisdiction under the laws of which such Bank or such subsidiary or foreign branch (as the case may be), is organized or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and, in the case of each Bank, Taxes by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Bank,
(i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), such Bank receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if the Borrower's obligation to deduct or withhold Taxes is caused solely by such Bank's failure to provide the forms described in paragraph (e) of this Section 2.11 and such Bank could have provided such forms, no such increase shall be required; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as "Other Taxes").

         (c) Indemnification. Except to the extent the Borrower makes payments pursuant to this Section 2.11, and subject to the proviso in Section 2.11(a)(i), the Borrower indemnifies each Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by such Bank and any liability (including interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Each payment required to be made by the Borrower in respect of this indemnification shall be made to the Bank claiming such indemnification within 30 days from the date the Borrower receives written demand detailing the calculation of such amounts therefor from such Bank. If any Bank receives a refund in respect of, or receives a net tax benefit with respect to, any taxes paid by the Borrower under this paragraph (c), such Bank shall promptly pay to the Borrower the Borrower's share of such refund or such net tax benefit.

         (d) Evidence of Tax Payments. The Borrower will pay prior to delinquency all Taxes payable in respect of any payment. Within 30 days after the date of any payment of Taxes, the Borrower will furnish to each Bank the original or a certified copy of a receipt evidencing payment of such Taxes.

         (e) Foreign Bank Withholding Exemption. Each Bank not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower on the date of this Agreement or upon the effectiveness of any Assignment and Acceptance (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments under this Agreement and the Note payable to it, without deduction or withholding of any United States federal income taxes,
(ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrower. Each Bank which delivers to the Borrower a Form 1001 or 4224 and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrower two further copies of the said letter and Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrower, and such extensions or renewals thereof as may reasonably be requested by the Borrower certifying in the case of a Form 1001 or 4224 that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any delivery required by the preceding sentence would otherwise be required which renders all such forms inapplicable or which would prevent any Bank from duly completing and delivering any such letter or form with respect to it and such Bank advises the Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Bank shall not be required to deliver such letter or forms. The Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Bank failing to timely provide the requisite Internal Revenue Service forms.

         Section 2.12. Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off or otherwise) on account of the Advances made by it in excess of its Pro Rata Share of payments on account of the Advances or Letter of Credit Obligations obtained by all the Banks, such Bank shall notify each other Bank and forthwith purchase from the other Banks such participations in the Advances made by them or Letter of Credit Obligations held by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably in accordance with the requirements of this Agreement with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such Bank's ratable share (according to the proportion of (a) the amount of the participation sold by such Bank to the purchasing Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery, together with an amount equal to such Bank's ratable share (according to the proportion of (a) the amount of such Bank's required repayment to the purchasing Bank to (b) the total amount of all such required repayments to the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this Section 2.12 may, to the fullest extent permitted by law, unless and until rescinded as provided above, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of the Borrower in the amount of such participation.

         Section 2.13.    Letters of Credit.

         (a) Issuance. From time-to-time from the date of this Agreement until the Maturity Date, at the request of the Borrower, each Bank agrees to issue Letters of Credit for the account of any Account Party on any Business Day and on the terms and conditions hereinafter set forth, and to increase or extend the expiration date of any such Letters of Credit issued by such Issuing Bank for the account of such Account Party. No Letter of Credit will be issued, increased, or extended (i) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the aggregate LC Commitments; (ii) unless such Letter of Credit has an Expiration Date not later than the Maturity Date (except as provided in paragraph (g) of this Section 2.13); (iii) unless such Letter of Credit is in form and substance acceptable to the respective Issuing Bank in its sole discretion; (iv) unless such Letter of Credit is a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person or a commercial letter of credit;
(v) unless a Responsible Officer of the respective Account Party has delivered to the respective Issuing Bank a completed and executed LC Application at least two Business Days prior to the date requested for the issuance, increase or extension of such Letter of Credit; and (vi) unless such Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 ("UCP") or any successor to the UCP. If the terms of any LC Application conflict with the terms of this Agreement, the terms of this Agreement shall control. Notwithstanding that the Borrower is not the named Account Party in connection with any Letter of Credit issued for the account of a Guarantor, the Borrower shall be obligated to pay all Reimbursement Obligations in connection with each Letter of Credit issued for the account of a Guarantor in accordance with the terms of this Section 2.13.

         (b) Participations. On the Effective Date with respect to each Existing Letter of Credit, and thereafter on the date of the issuance or increase of any Letter of Credit, the respective Issuing Bank shall be deemed to have sold to each other Bank and each other Bank shall have been deemed to have purchased from such Issuing Bank a participation in the related Letter of Credit Obligations equal to such Bank's Pro Rata Share at such date and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. Each Issuing Bank shall promptly notify each such participant Bank by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount of such Bank's participation in such Letter of Credit. Within 30 days after each Quarterly Date each Issuing Bank will provide to each other Bank and the Borrower a summary of all Letters of Credit issued by such Issuing Bank and outstanding on such Quarterly Date.

         (c) Reimbursement. The Borrower hereby agrees to pay on demand, or to cause the respective Account Party to pay on demand to each Issuing Bank an amount equal to any amount paid or to be paid by such Issuing Bank under or in respect of any Letter of Credit issued by such Issuing Bank. In the event such Reimbursement Obligation is not paid to the respective Issuing Bank on the date such Issuing Bank has made payment of such amount under the Letter of Credit, interest shall accrue on such Reimbursement Obligation from the date such payment is made by such Issuing Bank, until the date such reimbursement is made by the Borrower, such interest to be payable on demand to such Issuing Bank and shared pro rata with each Bank which has funded its share of the payment under the Letter of Credit as set forth below. In the event any Issuing Bank makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed upon demand as set forth in the preceding sentence, such Issuing Bank shall give notice of such payment to the other Banks, and each Bank shall promptly reimburse such Issuing Bank for such Bank's Pro Rata Share of such payment, whether or not the Advance Commitments have been terminated or otherwise. In the event any Bank fails to make its Pro Rata Share of the reimbursement payment due to any Issuing Bank on the same day payment is made by such Issuing Bank of the related draw under a Letter of Credit (provided demand for such payment is received by such Bank by 1:00 p.m., Dallas, Texas time, on such day), such Bank shall pay interest thereon to the Issuing Bank at a rate per annum equal to the Federal Funds Rate from the date of such payment by the Issuing Bank to the date of such reimbursement payment by such Bank.

         (d) Obligations Unconditional. The obligations of the Borrower under this Agreement or in any LC Application in respect of each Letter of Credit, the obligations of each Account Party under each LC Application executed and delivered by such Account Party to an Issuing Bank, and the obligations of each Bank to reimburse an Issuing Bank as provided in paragraph
(c) above shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

                 (i) any lack of validity or enforceability of any Credit Documents;

                 (ii) any amendment or waiver of or any consent to departure from any Credit Documents;

                 (iii) the existence of any claim, set-off, defense or other right which the Borrower or any Subsidiary may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated in this Agreement or in any Credit Documents or any unrelated transaction;

                 (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Issuing Bank would not be liable therefor pursuant to the following paragraph (e);

                 (v) payment by any Issuing Bank under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

                 (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         (e) Liability of Issuing Bank. Each Account Party and the Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. No Issuing Bank nor any of its officers or directors shall be liable or responsible for:

                 (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

                 (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

                 (iii) payment by such Issuing Bank against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

                 (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Bank's own negligence);

except that each Account Party and the Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to, and shall promptly pay to, such Account Party and the Borrower, to the extent of any direct, as opposed to consequential, damages suffered by such Account Party or the Borrower which such Account Party or the Borrower proves were caused by (A) such Issuing Bank's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Bank's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         (F) INDEMNIFICATION. THE BANKS SEVERALLY AGREE TO INDEMNIFY EACH ISSUING BANK (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), ACCORDING TO THEIR RESPECTIVE PRO RATA SHARES IN EFFECT ON THE DATE ON WHICH INDEMNIFICATION IS SOUGHT (OR, IF INDEMNIFICATION IS SOUGHT AFTER THE DATE UPON WHICH THE LC COMMITMENTS SHALL HAVE BEEN TERMINATED, NO LETTER OF CREDIT REMAINS OUTSTANDING, AND THE REIMBURSEMENT OBLIGATIONS SHALL HAVE BEEN PAID IN FULL, RATABLY IN ACCORDANCE WITH THEIR PRO RATA SHARES IMMEDIATELY PRIOR TO THE DATE THE REIMBURSEMENT OBLIGATIONS WERE PAID IN FULL) FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING BANK UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH ISSUING BANK'S OWN NEGLIGENCE), PROVIDED THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM ANY ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

         (g)     Cash Collateral.   In the event at any time prior to the
Maturity Date the Banks agree in their sole discretion to permit an Issuing Bank to issue a Letter of Credit hereunder with an Expiration Date later than the Maturity Date (there being no commitment whatsoever hereunder on the part of any Bank to so agree to the issuance of any such Letter of Credit), then in such event the Borrower hereby unconditionally and irrevocably agrees that on the Maturity Date, the Borrower shall deposit with each Bank an amount of cash equal to the outstanding Letter of Credit Exposure of such Bank in connection with each such Letter of Credit to remain outstanding after the Maturity Date as security for the Obligations relating to such Letter of Credit; provided that no extension or increase of any such Letter of Credit shall be made on or after the Maturity Date, and all obligations of the Borrower in connection with such Letters of Credit shall be due and payable on the date such Letter of Credit expires or is fully drawn in accordance with its terms.

         Section 2.14. Collateral Bailee. The Banks hereby agree that NationsBank of Texas, N.A. shall act as collateral bailee for the benefit of the Banks under and pursuant to the terms of the Pledge Agreement.

                                  ARTICLE III

                             CONDITIONS OF LENDING

         Section 3.01. Conditions Precedent to Effectiveness. This Agreement and the Commitments shall become effective on the date the following conditions precedent are met ("Effective Date"):

         (a) The Borrower and each Bank shall have duly and validly executed three originals of this Agreement;

         (b) Each Bank shall have received an original Note payable to its order in the amount of its Advance Commitment and an original counterpart of the following:

                 (i)      the Pledge Agreement duly executed by the Borrower;

                 (ii)     the  Guaranty, duly executed by each Significant
         Subsidiary;

                 (iii) copies, each certified as of the date of this Agreement by a Secretary or Assistant Secretary of the Borrower (A) of the resolutions of the Board of Directors of the Borrower approving this Agreement and the Pledge Agreement, and (B) of the certificate of incorporation and bylaws of the Borrower;

                 (iv) copies, each certified as of the date of this Agreement by a Secretary or Assistant Secretary of each Significant Subsidiary (A) of the resolutions of the Board of Directors of such Significant Subsidiary approving the Guaranty and (B) of the certificate of incorporation and bylaws of such Significant Subsidiary;

                 (v) a certificate of the Secretary or an Assistant Secretary of the Borrower dated as of the date of this Agreement certifying as of such date the names and true signatures of officers of the Borrower authorized to sign this Agreement;

                 (iv) a certificate of the Secretary or an Assistant Secretary of each Significant Subsidiary dated as of the date of this Agreement certifying as of such date the names and true signatures of officers of such Significant Subsidiary authorized to sign the Guaranty; and

                 (vii) a favorable opinion of counsel to the Borrower and the Significant Subsidiaries, dated as of the date of this Agreement and in form and substance satisfactory to the Banks and covering the matters described on Exhibit G hereto.

         (c)     The Borrower shall have paid to each Bank the fees required by
Section 2.04(c).

         (d) No Default or Event of Default shall have occurred and be continuing.

         (e) The representations and warranties contained in Article IV hereof and in Section 7 of the Guaranty shall be true and correct in all material respects.

         Section 3.02. Conditions Precedent after Effective Date. The obligation of each Bank to fund an Advance on the occasion of each Borrowing (other than the Conversion or continuation of any existing Borrowing) and of any Issuing Bank to issue, extend or increase any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, extension or increase of such Letter of Credit:

         (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing or the issuance, extension or increase of such Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower that on the date of such Borrowing or the issuance, extension or increase of such Letter of Credit such statements are true):

                 (i)      the representations and warranties contained in
         Article IV hereof and Section 7 of the Guaranty are correct in all material respects on and as of the date of such Borrowing or the issuance or increase of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, extension or increase of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date and

                 (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom; and

         (b) the Banks shall have received such other approvals, opinions or documents reasonably requested by any Bank which are deemed necessary or desirable as a result of circumstances occurring after the date of this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

         The Borrower represents and warrants as follows:

         Section 4.01. Corporate Existence; Subsidiaries. The Borrower is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified would reasonably be expected to cause a Material Adverse Change. Each Significant Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and in good standing and qualified to do business in each jurisdiction where its ownership or lease of property or conduct of its business requires such qualification and where a failure to be qualified would reasonably be expected to cause a Material Adverse Change. The Borrower has no Subsidiaries on the date of this Agreement other than the Subsidiaries listed on the attached Schedule 4.01, and
Schedule 4.01 lists the jurisdiction of incorporation and the address of the principal office of each such Subsidiary existing on the date of this Agreement.

         Section 4.02. Corporate Power. The execution, delivery, and performance by the Borrower of this Agreement, the Notes, and the other Credit Documents to which it is a party and by the Guarantors of the Guaranty and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and the Guarantors' corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not contravene (i) the Borrower's or any Guarantor's certificate or articles, as the case may be, of incorporation or by-laws or (ii) any law or any contractual restriction binding on or affecting the Borrower or any Guarantor, the contravention of which would reasonably be expected to cause a Material Adverse Change and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement. At the time of each Borrowing, such Borrowing and the use of the proceeds of such Borrowing (a) will be within the Borrower's corporate powers,
(b) will have been duly authorized by all necessary corporate action, (c) will not contravene (i) the Borrower's certificate of incorporation or by-laws or
(ii) any law or any contractual restriction binding on or affecting the Borrower the contravention of which would reasonably be expected to cause a Material Adverse Change and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

         Section 4.03. Authorization and Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by the Borrower of this Agreement, the Notes, or the other Credit Documents to which the Borrower is a party or by each Guarantor of the

Guaranty or the consummation of the transactions contemplated thereby. At the time of each Borrowing, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority will be required for such Borrowing or the use of the proceeds of such Borrowing.

         Section 4.04. Enforceable Obligations. This Agreement, the Notes and the other Credit Documents to which the Borrower is a party have been duly executed and delivered by the Borrower and the Guaranty has been duly executed and delivered by the Significant Subsidiary which is a party to it. Each Credit Document is the legal, valid, and binding obligation of the Borrower and each Guarantor which is a party to it enforceable against the Borrower and each such Guarantor in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity (whether considered in proceeding at law or in equity).

         Section 4.05. Financial Statements. (a) The consolidated balance sheet of the Borrower and its Subsidiaries as at December 31, 1995, and the related statements of income, cash flow, and retained earnings of the Borrower and its Subsidiaries for the fiscal year then ended, copies of which have been furnished to each Bank duly certified by an authorized financial officer of the Borrower, fairly present the financial condition of the Borrower and its Subsidiaries as at such date and the results of the operations of the Borrower and its Subsidiaries for the year ended on such date, and such balance sheet and statements of income, cash flow, and retained earnings were prepared in accordance with GAAP.

         (b) Since December 31, 1995, no Material Adverse Change has occurred.

         Section 4.06. True and Complete Disclosure. No representation, warranty, or other statement made by the Borrower or any Significant Subsidiary (or on behalf of the Borrower or any Significant Subsidiary) in any Credit Document contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which they were made as of the date of this Agreement the effect of which would reasonably be expected to cause a Material Adverse Change. The Borrower has no Knowledge on the date of this Agreement and on the Effective Date of a fact that has not been disclosed to the Banks which would reasonably be expected to cause a Material Adverse Change.

         Section 4.07. Litigation. Except as disclosed to the Banks on the attached Schedules 4.07 and 4.16, there is no pending or, to the Knowledge of the Borrower, probable assertion of an action or proceeding affecting the Borrower or any of its Significant Subsidiaries before any court, Governmental Agency or arbitrator, which would, if adversely determined, reasonably be expected to cause a Material Adverse Change or, with respect to proceedings that involve Environmental Claims to which a Governmental Authority is a party, which the

Borrower reasonably believes could result in monetary sanctions in excess of $100,000 or which purports to affect materially and adversely the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Credit Document.

         Section 4.08. Use of Proceeds. The proceeds of Advances will be used by the Borrower to provide working capital for the Borrower and its Significant Subsidiaries and for other general corporate purposes. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulations G, T, U or X of the Federal Reserve Board as in effect from time to time, and all official rulings and interpretations thereunder or thereof.

         Section 4.09. Investment Company Act. Neither the Borrower nor any of its Significant Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         Section 4.10. Public Utility Holding Company Act. Neither the Borrower nor any of its Significant Subsidiaries is a "holding company", or a "Subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "Subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         Section 4.11. Taxes. Proper and accurate (in all material respects) federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, its Subsidiaries (since the respective date on which the same became Subsidiaries) or any member of the Controlled Group (hereafter collectively called the "Tax Group") have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and where the failure to file would cause a Material Adverse Change, and all taxes and other impositions (which are material in amount) due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the property owned by the Borrower or any other member of the Tax Group is property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law. Timely payment of all material sales and use taxes required by applicable law have been made by the Borrower and all other members of the Tax Group, the failure to timely pay of which would reasonably be expected to cause a Material Adverse Change. The amounts shown on all tax returns to be due and payable have been paid in full or adequate provision therefor is included on the books of the appropriate member of the Tax Group.

         Section 4.12. Pension Plans. Except as set forth on Schedule 4.12, no Termination Event has occurred with respect to any Plan, and each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code. No "accumulated funding deficiency" (as defined in Section 302 of ERISA) has occurred and there has been no excise tax imposed under Section 4971 of the Code. To the Knowledge of the Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in all material respects with applicable provisions of ERISA and the Code. The present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in any amount that would reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any material withdrawal liability.
As of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any of its Significant Subsidiaries for post-retirement benefits to be provided to the current and former employees of the Borrower or any of its Significant Subsidiaries under welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

         Section 4.13. Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Significant Subsidiaries, taken as a whole, are (a) in substantially the same or better repair, working order, and condition as such Properties were as of December 31, 1995, normal wear and tear excepted and (b) in such repair, working order and condition to permit the Borrower and its Significant Subsidiaries to operate such Properties in substantially the same or better manner as operated as of December 31, 1995.

         Section 4.14. Insurance. The Borrower and each of its Significant Subsidiaries carry insurance with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

         Section 4.15.    No Burdensome Restrictions; No Defaults.

         (a)      Neither the Borrower nor any of its Significant
Subsidiaries is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which would reasonably be expected to cause a Material Adverse Change. The Borrower and the Guarantors are not in default under or with respect to any contract, agreement, lease or other instrument to which the Borrower or any Guarantor is a party and which would reasonably be expected to cause a Material Adverse Change. To the Knowledge of the Borrower, neither the Borrower nor any Guarantor has received any notice of default under any contract, agreement, lease or other instrument to which the Borrower or such Guarantor is a party which is continuing and which, if not cured, would reasonably be expected to cause a Material Adverse Change.

         (b)     No Default has occurred and is continuing.

         Section 4.16.    Environmental Condition.

         (a) The Borrower and its Subsidiaries, taken as a whole, (i) have obtained all Environmental Permits necessary for the ownership and operation of their respective material Properties and the conduct of their respective businesses of which the failure to obtain reasonably would be expected to cause a Material Adverse Change; (ii) have been and are in compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws of which the failure to comply would reasonably be expected to cause a Material Adverse Change; (iii) have not received notice of any violation or alleged violation of any Environmental Law or Environmental Permit the violation of which would reasonably be expected to cause a Material Adverse Change; and (iv) except as set forth on the attached
Schedule 4.16, are not subject to any actual or contingent Environmental Claim, which Environmental Claim, if adversely determined, would reasonably be expected to cause a Material Adverse Change or, with respect to proceedings that involve Environmental Claims to which a Governmental Authority is a party, which the Borrower reasonably believes could result in monetary sanctions in excess of $100,000.

         (b) Except as disclosed to the Banks on the attached Schedule 4.16, to the Knowledge of the Borrower, none of the present or previously owned or operated Property of the Borrower or of any of its present or former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by the Borrower or any of its Subsidiaries, wherever located, which Lien would reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or would reasonably be expected to result in the need for Response that would cause a Material Adverse Change.

         (c) Without limiting the foregoing, the present and, to the Knowledge of the Borrower, future liability, if any, of the Borrower and its Subsidiaries, taken as a whole, which would reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

         Section 4.17. Permits, Licenses, etc. The Borrower and its Significant Subsidiaries possess all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights and copyrights which are material to the conduct of its business. The Borrower and its Significant Subsidiaries manage and operate their business in accordance with all applicable Legal Requirements which the failure to so manage or operate would reasonably be expected to cause a Material Adverse Change.


                                   ARTICLE V

                             AFFIRMATIVE COVENANTS

         So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Bank shall have any Commitment hereunder, the Borrower agrees, unless the Banks shall otherwise consent in writing, to comply with the following covenants.

         Section 5.01. Compliance with Laws, Etc. The Borrower will comply, and cause each of its Subsidiaries to comply, with all Legal Requirements of which the failure to comply would reasonably be expected to cause a Material Adverse Change. Without limiting the generality and coverage of the foregoing, the Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects, with all Environmental Laws and, in all material respects, all laws, regulations, or directives with respect to equal employment opportunity and employee safety in all jurisdictions in which the Borrower, or any of its Subsidiaries do business if and to the extent the failure to comply would reasonably be expected to cause a Material Adverse Change; provided, however, that this Section 5.01 shall not prevent the Borrower, or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings.

         Section 5.02. Maintenance of Insurance. The Borrower will maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Subsidiary operates, provided that the Borrower or such Subsidiary may self-insure to the extent and in the manner normal for similarly situated companies of like size, type and financial condition that are part of a group of companies under common control.

         Section 5.03. Preservation of Corporate Existence, Etc. The Borrower will preserve and maintain, and cause each of its Significant Subsidiaries to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each such Significant Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its properties, and, in each case, where failure to qualify or preserve and maintain its rights and franchises would reasonably be expected to cause a Material Adverse Change; provided, however, that nothing contained in this Section 5.03 shall prevent any transaction permitted by Section 6.04.

         Section 5.04. Payment of Taxes, Etc. The Borrower will pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent and which the failure to timely pay or discharge would reasonably be expected to cause a Material Adverse Change, (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or Property that are material in amount, prior to the date on which penalties attach thereto and (b) all lawful claims that are material in amount which, if unpaid, might by law become a Lien upon its Property; provided, however, that neither the Borrower nor any such Subsidiary shall be required to pay or discharge any such tax, assessment, charge, levy, or claim which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

         Section 5.05. Visitation Rights. At any reasonable time during normal business hours and from time-to-time and so long as any visit or inspection will not unreasonably interfere with the Borrower's or any of its Subsidiaries' operations, upon reasonable notice, the Borrower will, and will cause its Subsidiaries to, permit any Bank or any of its agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit and inspect at its reasonable discretion the properties of, the Borrower and any such Subsidiary, to discuss the affairs, finances and accounts of the

Borrower and any such Subsidiary with any of their respective officers or directors. Such visits shall (unless a Default has occurred and is continuing) be at the expense of the visitor.

         Section 5.06. Reporting Requirements. The Borrower will furnish to each Bank:

         (a) Monthly Financials. As soon as available and in any event not later than 30 days after the end of each of calendar month, the consolidating and consolidated balance sheets of Borrower and its Subsidiaries as of the end of such month and the statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous month and ending with the end of such month, all in reasonable detail and duly certified with respect to such statements by an authorized financial officer of the Borrower as having been prepared in accordance with GAAP, together with a compliance certificate duly executed by a Responsible Officer in substantially the form of the attached Exhibit H;

         (b) Quarterly Financials. As soon as available and in any event not later than 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the consolidating and consolidated balance sheets of Borrower and its Subsidiaries as of the end of such quarter and the statements of income and cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous year and ending with the end of such quarter, all in reasonable detail and duly certified with respect to such statements (subject to year-end audit adjustments) by an authorized financial officer of the Borrower as having been prepared in accordance with GAAP, together with a compliance certificate duly executed by a Responsible Officer in substantially the form of the attached Exhibit H;

         (c) Annual Financials. As soon as available and in any event not later than 90 days after the end of each fiscal year of the Borrower, (i) a copy of the annual audit report for such year for the Borrower and its Subsidiaries, including therein the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of cash flows of Borrower and its Subsidiaries for such fiscal year, in each case certified by a firm of independent certified public accountants of internationally recognized standing selected by the Borrower, (ii) the consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidating statements of income and retained earnings and of cash flows of Borrower and its Subsidiaries for such fiscal year, (iii) any management letters delivered by such accountants to the Borrower in connection with such audit, (iv) a certificate of such accounting firm to the Banks stating that, in the course of the regular audit of the business of the Borrower and its Subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default has occurred and is continuing, or if, in the opinion of such accounting firm, a Default has occurred and is continuing, a statement as to the nature thereof, and (v) a compliance certificate duly executed by a Responsible Officer in substantially the form of the attached Exhibit H;

         (d) Securities Law Filings. Promptly and in any event within 15 days after the sending or filing thereof, copies of all proxy material, reports and other information which the Borrower sends to its shareholders generally or which the Borrower or any of its Subsidiaries either sends to (or files with) the United States Securities and Exchange Commission or sends to shareholders other than the Borrower generally;

         (e) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower has Knowledge or reasonably should have Knowledge that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after any Responsible Officer of the Borrower has Knowledge or reasonably should have Knowledge that any other Termination Event with respect to any Plan has occurred, a statement of the Treasurer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such Affiliate proposes to take with respect thereto;

         (f) Termination of Plans. Promptly and in any event within ten days after the Knowledge of the Borrower of receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan;

         (g) Other ERISA Notices. Promptly and in any event within ten days after the Knowledge the Borrower of receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition of withdrawal liability pursuant to Section 4202 of ERISA in an amount that could reasonably be expected to cause a Material Adverse Change;

         (h) Environmental Notices. Promptly upon the Knowledge of the Borrower of receipt thereof by the Borrower or any of its Subsidiaries, a copy of any form of notice, summons or citation received from the EPA, or any other Governmental Authority directly engaged in protection of the Environment, concerning (i) material violations or alleged violations of Environmental Laws, which seeks to impose liability therefor and which, based upon information reasonably available to the Borrower at the time or after such violation, would reasonably be expected to cause a Material Adverse Change, (ii) any action or omission on the part of the Borrower or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which, based upon information reasonably available to the Borrower at the time of such receipt, would reasonably cause a Material Adverse Change, (iii) any notice of potential responsibility under CERCLA, or (iv) the filing of a Lien other than a Permitted Lien upon, against or in connection with the Borrower, its present or former Subsidiaries, or any of their leased or owned material Property, wherever located;

         (i) Material Changes. Promptly and in any event within ten days after the Knowledge thereof by the Borrower, written notice of any condition or event, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any term, condition, or covenant of any contract to which the Borrower or any of its Significant Subsidiaries is a party or by which they or their properties may be bound, which breach or noncompliance would reasonably be expected to cause a Material Adverse Change;

         (j) Disputes, etc. Prompt written notice of any claims, proceedings, or disputes pending, or to the Knowledge of the Borrower probable of assertion, or affecting the Borrower, or any of its Subsidiaries which, if adversely determined, could reasonably be expected to cause a Material Adverse Change;

         (k) Defaults. As soon as possible and in any event within ten days after the occurrence of each Default of which the Borrower has Knowledge or of which any of its Subsidiaries has Knowledge which is continuing on the date of such statement, a statement of an authorized financial officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto;

         (l) Other Information. Such other information respecting the business or Properties, or the condition or operations, financial or otherwise, of the Borrower, or any of its Subsidiaries, as the Banks may from time-to-time reasonably request.

         Section 5.07. Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain their material owned, leased, or operated property, equipment, buildings and fixtures in substantially the same or better condition and repair as the condition and repair as of December 31, 1995, normal wear and tear and obsolescence excepted and (b) not knowingly or willfully permit the commission of waste or other injury, or the occurrence of pollution, contamination or any other condition in, on or about the owned or operated property involving the Environment, that would reasonably be expected to cause a Material Adverse Change.


                                   ARTICLE VI

                               NEGATIVE COVENANTS

         So long as any Note or any amount under any Credit Document shall remain unpaid, any Letter of Credit remain outstanding, or any Bank shall have any Commitment, the

Borrower agrees, unless the Banks otherwise consent in writing, to comply with the following covenants.

         Section 6.01. Liens, Etc. The Borrower will not create, assume, incur or suffer to exist, or permit any of its Subsidiaries to create, assume, incur, or suffer to exist, any Lien on or in respect of any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except that the Borrower and its Subsidiaries may create, incur, assume or suffer to exist Liens:

         (a)     securing the Obligations;

         (b) for taxes, assessments or governmental charges or levies on Property of the Borrower or any Subsidiary to the extent not required to be paid pursuant to Sections 5.01 and 5.04;

         (c) imposed by law, such as landlords', carriers', warehousemen's and mechanics' liens and other similar Liens arising in the ordinary course of business securing obligations (i) which are not overdue for a period of more than 15 days, (ii) which are overdue for a period of more than 15 days but which do not, in the aggregate, represent claims of more than $1,000,000, and
(iii) which, in either case, are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower and its Subsidiaries in accordance with GAAP;

         (d) arising in the ordinary course of business out of pledges or deposits under workers' compensation laws, unemployment insurance, old age pensions or other social security or retirement benefits, or similar legislation or to secure public or statutory obligations of the Borrower or any of its Subsidiaries;

         (e) existing on Property acquired by the Borrower or any of its Subsidiaries in the ordinary course of business prior to the Borrower's or such Subsidiaries' acquisition of such Property provided that the Debt secured thereby is permitted under Section 6.02;

         (f) constituting easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of Property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower and its Subsidiaries;

         (g) on life insurance policies owned by the Borrower or any of its Subsidiaries securing Debt of the Borrower and such Subsidiaries permitted under Section 6.02;

         Section 6.02. Debts, Guaranties and Other Obligations. The Borrower will not, and will not permit any of its Subsidiaries to, create, assume, suffer to exist or in any manner become or be liable in respect of any Debt except:

         (a)     Debt of the Borrower and its Subsidiaries under the Credit
Documents;

         (b) Debt, direct or contingent, of the Borrower or any of its Subsidiaries existing on the date of this Agreement which is reflected, or the arrangements under which such liabilities arise are reflected, in the Financial Statements, and all renewals, extensions, rearrangements or refinancings of any such credit arrangements on terms and for amounts substantially similar to the terms and amounts existing as of the date of this Agreement;

         (c) intercompany Debt incurred in the ordinary course of business owed by any Subsidiary of the Borrower to the Borrower; provided, that TPI shall at no time have Debt outstanding to the Borrower or to any other Subsidiary exceeding $2,000,000 in the aggregate;

         (d) Debt related to surety bonds, performance bonds or similar instruments that are required in the ordinary course of business that do not secure Debt.

         Section 6.03. Agreements Restricting Liens and Distributions. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into any agreement (other than a Credit Document) which (a) except with respect to specific Property encumbered to secure payment of Debt related to such Property, imposes restrictions upon the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired or
(b) limits dividends, distributions, or advances by any of the Borrower's Subsidiaries to the Borrower.

         Section 6.04. Merger or Consolidation; Asset Sales. The Borrower will not, and will not permit any of its Subsidiaries to,

         (a) merge or consolidate with or into any other Person (other than the merger of a Subsidiary into the Borrower or of a Subsidiary into another Subsidiary, provided that in the case of any such merger to which a Significant Subsidiary is a party but not the Borrower, the surviving corporation is a Significant Subsidiary); or

         (b) sell, lease, transfer, or otherwise dispose of any Property except to the Borrower and/or one or more Significant Subsidiaries; provided that the Borrower and its Subsidiaries may sell (i) inventory in the ordinary course of business, (ii) equipment or inventory which is worn or obsolete, and
(iii) an aggregate amount of Property not to exceed $2,000,000 after the Effective Date as long as no Default has occurred and is continuing or would result from any such sales.

         Section 6.05. Restricted Payments. The Borrower will not make or pay any Restricted Payment, provided that the Borrower may repurchase up to an aggregate amount of $2,000,000 of its capital stock during the term of this Agreement as long as no Default has occurred and is continuing or would result from any such repurchases.

         Section 6.06. Affiliate Transactions. Except as expressly permitted elsewhere in this Agreement, the Borrower will not, and will not permit any of its Subsidiaries to, make, directly or indirectly: (a) any investment in any Affiliate other than a Subsidiary of the Borrower; (b) any transfer, sale, lease, assignment or other disposal of any assets to any such Affiliate or any purchase or acquisition of assets from any such Affiliate; or
(c) any arrangement or other transaction directly or indirectly with or for the benefit of any such Affiliate (including without limitation, guaranties and assumptions of obligations of such Affiliate); provided that the Borrower and its Subsidiaries (i) may enter into any arrangement or other transaction with any such Affiliate providing for the leasing of property, the rendering or receipt of services or the purchase or sale of inventory and other assets in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Borrower and its Subsidiaries as the monetary or business consideration which it would obtain in a comparable arm's length transaction with a Person not such an Affiliate, and (ii) may maintain the existing arrangements with its Affiliates that are listed on the attached Schedule 6.06.

         Section 6.07. Compliance with ERISA. The Borrower will not, and will not permit any of the Controlled Group to, (a) terminate any Plan so as to result in any material (in the opinion of the Banks) liability of the Borrower or any of its Subsidiaries to the PBGC or (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, which presents a material (in the opinion of the Banks) risk of such a termination by the PBGC of any Plan under Section 4042 of ERISA.

         Section 6.08. Maintenance of Ownership of Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, sell or otherwise dispose of any shares of capital stock of any of its Subsidiaries, except as permitted under Section 6.04.

         Section 6.09. Current Ratio. The Borrower will not permit the ratio of its consolidated current assets to its consolidated current liabilities (excluding any assets or liabilities relating to a Terminated Plan) to be less than 2.0 to 1.0 as of the end of any fiscal quarter.

         Section 6.10. Fixed Charge Coverage Ratio. The Borrower will not permit the ratio of (a) its consolidated EBITDA plus its consolidated Lease Expense minus its consolidated capital expenditures (excluding the asset purchase and sale-leaseback transaction described on Schedule 6.10) to (b) its consolidated Interest Expense minus its consolidated Interest Income plus its consolidated Lease Expense plus the aggregate Dollar amount of any common stock of the Borrower which is repurchased by the Borrower as of the end of any fiscal quarter for the four fiscal quarters then ended to be less than
(i) 1.85 to 1.0 as of June 30, 1996, (ii) 1.5 to 1.0 as of September 30, 1996,
(iii) 1.3 to 1.0 as of December 31, 1996, and (iv) 1.15 to 1.0 as of March 31, 1997.

         Section 6.11. Minimum Net Worth. The Borrower will not permit its consolidated net worth (as reduced by common stock repurchased by the Borrower and excluding any gains or noncash losses resulting from a Terminated Plan so long as such noncash losses do not exceed $3,000,000 on a pretax basis) to be less than (i) $90,400,000 as of June 30, 1996, (ii) $88,900,000 as of September
30, 1996, (iii) $93,900,000 as of December 31, 1996, and (iv) $93,800,000 as of
March 31, 1997.

         Section 6.12. Environmental Claims. The Borrower will not permit the aggregate amount of payments made by the Borrower and its Subsidiaries in respect of environmental claims to exceed $2,000,000 after the Effective Date.

         Section 6.13. Investments, Loans and Advances. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist any loans, advances or capital contributions to, or make any investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in any Person, except the following:

         (a)     the purchase of Liquid Investments;

         (b) trade and customer accounts receivable which are for goods furnished or services rendered in the ordinary course of business and are payable in accordance with customary trade terms;

         (c) ordinary course of business contributions, loans or advances to, or investments in, the Borrower or a Guarantor (except to the extent limited by Section 6.02(c)); or

         (d) investments not otherwise permitted above provided that the aggregate amount of funds so invested do not exceed $2,000,000 from and after the date of this Agreement.

                                  ARTICLE VII

                                    REMEDIES

         Section 7.01. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under any Credit
Document:

         (a) Payment. The Borrower or any Account Party shall fail to pay any principal of any Note or any Reimbursement Obligation when the same becomes due and payable, or any interest on any Note or any fee or other amount payable hereunder or under any other Credit Document within three Business Days after the same becomes due and payable;

         (b) Representation and Warranties. Any representation or warranty made or deemed to be made (i) by the Borrower in this Agreement or in any other Credit Document, (ii) by the Borrower (or any of its officers) in connection with this Agreement or any other Credit Document, or (iii) by any Significant Subsidiary in any Credit Document shall prove to have been incorrect in any material respect when made or deemed to be made;

         (c) Covenant Breaches. (i) The Borrower shall (A) fail to perform or observe any covenant contained in Section 5.03, 5.04, 5.06(k), (e), (f),
(g), (h) or (i), or in Article VI of this Agreement or (B) fail to perform or observe any other term or covenant set forth in this Agreement or in any other Credit Document which is not covered by clause (i)(A) above or any other provision of this Section 7.01 if such failure shall remain unremedied for 30 days after the earlier of written notice of such failure shall have been given to such Person by any Bank or such Person's Knowledge of such failure or (ii) any Guarantor shall fail to perform or observe any covenant contained in its Guaranty and such failure shall continue (A) for three Business Days, in the case of any covenant to make payment of any monetary obligation, and (B) 30 days after the earlier of written notice of such failure shall have been given to such Guarantor by any Bank or such Guarantor's Knowledge of such failure, in the case of any non-monetary covenant;

         (d) Cross-Defaults. (i) The Borrower or any its Subsidiaries shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $250,000 individually or when aggregated with all such Debt of the Borrower or its Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $250,000 individually or when aggregated with all such Debt of the Borrower and its Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (e) Insolvency. The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against the Borrower or any such Subsidiary, either such proceeding shall remain undismissed for a period of 90 days or any of the actions sought in such proceeding shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (e);

         (f) Judgments. One or more final judgments or orders is rendered against the Borrower or any of its Subsidiaries (which judgments or orders have not been acknowledged as payable by a reputable issuer under any valid and enforceable insurance policy) for the payment of money individually or in the aggregate in excess of $250,000 and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgments or orders or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments or orders shall not be in effect;

         (g) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Banks, (i) such Termination Event shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a substantive employer and (ii) the then present value of such Plan's vested benefits exceeds the then current value of assets accumulated in such Plan by more than the amount of $250,000 (or in the case of a Termination Event involving the withdrawal of a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), the withdrawing employer's proportionate share of such excess shall exceed such amount);

         (h) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding $250,000; or

         (i) Guaranty. Any provision of the Guaranty requiring the payment of the Guaranteed Obligations (as defined in the Guaranty) shall for any reason cease to be valid and binding on the applicable Guarantor (or on any successor to such Guarantor with respect to any merger permitted by Section 6.04) or the Borrower or the applicable Guarantor shall so state in writing.

         Section 7.02. Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to paragraph (e) of Section 7.01) shall have occurred and be continuing, then, and in any such event,

         (a) the Banks may, by notice to the Borrower, (i) declare the obligations of the Banks to make Advances and to issue, increase, or extend Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) declare the Notes, all interest thereon, the Letter of Credit Obligations, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest, all such Letter of Credit Obligations and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and

         (b) the Borrower shall, on demand of the Banks, deposit with each Bank, as cash collateral, an amount of cash equal to the Letter of Credit Exposure of such Bank as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

         Section 7.03. Automatic Acceleration of Maturity. If any Event of Default pursuant to paragraph (e) of Section 7.01 shall occur,

         (a) the obligation of each Bank to make Advances and to issue, increase, or extend Letters of Credit shall immediately and automatically be terminated and the Notes, all interest on the Notes, all Letter of Credit Obligations, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower and

         (b) the Borrower shall deposit with each Bank, as cash collateral, an amount of cash equal to the outstanding Letter of Credit Exposure of such Bank as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid at such time.

         Section 7.04.    Cash Collateral Accounts.

         (a) Pledge. The Borrower hereby pledges, and grants to each Bank for the ratable benefit of the Banks a security interest in, all funds held in any cash collateral account with such Bank or any Affiliate of such Bank from time-to-time and all proceeds thereof, as security for the payment of the Letter of Credit Obligations. Nothing in this Section 7.04, however, shall obligate the Banks to require any funds to be deposited in any cash collateral account or limit the right of any Bank, which it may exercise at any time and from time-to-time, to release to the Borrower any funds held in any such cash collateral account pursuant to the other provisions of this Section 7.04.

         (b) Application against Letter of Credit Obligations; Release of Funds. Each Bank, subject to its sharing obligations set forth in Section 2.12 hereof, may, at any time or from time-to-time apply funds then held in any cash collateral account of the Borrower to the payment of any Letter of Credit Obligations in such order as such Bank may elect, as shall have become or shall become due and payable by an Account Party to the Issuing Bank under this Agreement or any LC Application in connection with the Letters of Credit. So long as no Event of Default referred to in paragraph (a) or (e) of Section 7.01 shall have occurred and be continuing, each will release to the Borrower at the Borrower's written request funds held in any such cash collateral account in an amount up to but not exceeding the excess, if any (immediately prior to the release of any such funds), of (i) the total amount of funds held in such cash collateral account over (ii) the Letter of Credit Exposure of such Bank.

         (c) Duty of Care. Each Bank shall exercise reasonable care in the custody and preservation of any funds held in any such cash collateral account of the Borrower and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which such Bank accords its own property, it being understood that such Bank shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

         Section 7.05. Non-exclusivity of Remedies. No remedy conferred upon the Banks is intended to be exclusive of any other remedy, and each remedy shall be cumulative of all other remedies existing by contract, at law, in equity, by statute or otherwise.

         Section 7.06. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the declaration of all amounts payable under the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.02 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.03, each Bank is hereby authorized at any time and from time-to-time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebted-ness at any time owing by such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Note held by such Bank, and the other Credit Documents, irrespective of whether or not such Bank shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Bank agrees to promptly notify the Borrower and each other Bank after any such set-off and application made by such Bank, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which such Bank may have.


                                  ARTICLE VIII

                                 MISCELLANEOUS

         Section 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document, nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Banks and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         Section 8.02. Notices, Etc. All notices and other communications shall be in writing (including telecopy or telex) and mailed by certified or registered mail, telecopied, telexed, hand delivered or delivered by a nationally recognized overnight courier, if to the Borrower, at its address at 3200 San Jacinto Tower, 2121 San Jacinto Street, Dallas, Texas 75201,
Attention: Ms. Linda K. Hill, Treasurer, (telecopy: (214) 754-7821; telephone: (214) 754-7850); if to any Bank at its Domestic Lending Office specified on Schedule 1.01; or, as to each party, at such other address or teletransmission number as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telexed or hand delivered or delivered by overnight courier, be effective five Business Days after being sent by registered or certified mail postage paid, when telecopy transmission is completed and receipt is confirmed by telephone, when confirmed by telex answer-back or when delivered, respectively, except that notices and communications to the Banks pursuant to Article II shall not be effective until received by each of the Banks.

         Section 8.03. No Waiver; Remedies. No failure on the part of any Bank to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

         Section 8.04. Costs and Expenses. The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Banks in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other Credit Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for each Bank and with respect to advising such Bank, as to its rights and responsibilities under this Agreement, and (except as provided in Section 5.05) all reasonable out-of-pocket costs and expenses, if any, of each Bank (including, without limitation, reasonable counsel fees and expenses of each Bank) in connection with the good faith enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other Credit Documents.

         Section 8.05. Binding Effect. This Agreement shall become effective when (a) it shall have been executed by the Borrower and each Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower and each Bank and their respective successors and assigns.

         Section 8.06.    Bank Assignments

         (a) Assignments. Except as otherwise permitted hereby, any Bank may assign to one or more banks a portion of its initial Commitments and related rights and obligations under this Agreement (including, without limitation, the Advances owing to it, the Note held by it, and the participation interests in the Letter of Credit Obligations held by it); provided, however, that (i) each such assignment shall be of an equal percentage of all of such Bank's rights and obligations under this Agreement (including both its Advance Commitment and its LC Commitment) and shall not cause the total amount of all such assignments by such Bank and all participating interests sold by such Bank in accordance with paragraph (d) below to exceed 49% of such Bank's initial Commitments and related rights and obligations under this Agreement, (ii) the amount of the Commitments and Advances of such Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 and shall be an integral multiple of $1,000,000, (iii) each such assignment shall be to an Eligible Assignee, and (iv) the parties to each such Assignment and Acceptance shall execute and deliver to a copy thereof to the Borrower and each other Bank, together with the Note subject to such assignment. From and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the Borrower has received a copy thereof, (A) the assignee thereunder shall be a Bank party hereto for all purposes and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and (B) such Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. Notwithstanding anything herein to the contrary, any Bank may assign, as collateral or otherwise, any of its rights under the Credit Documents to any Federal Reserve Bank with notice to, but without the consent of, the Borrower and any Issuing Bank.

         (b) Term of Assignments. By executing and delivering an Assignment and Acceptance, the Bank thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Acceptance, such Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency of value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the Guarantors or the performance or observance by the Borrower or the Guarantors of any of their obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon such Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; and (v) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

         (c) Procedures. Upon its receipt of an Assignment and Acceptance executed by a Bank and an Eligible Assignee, together with the Note subject to such assignment, the Borrower shall, at its own expense, execute and deliver to the new Bank in exchange for the surrendered Note a new Note payable to the order of such new Bank in an amount equal to the Commitments assumed and Advances purchased by it pursuant to such Assignment and Acceptance and a new Note payable to the order of such assigning Bank in an amount equal to the Commitments and Advances, respectively, retained by it hereunder. Such new Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the attached Exhibits A.

         (d) Participations. Any Bank may, in the ordinary course of its commercial lending business and in accordance with applicable law, at any time sell to one or more banks, financial institutions, or other entities ("Participants") participating interests in its initial Commitments and related rights and obligations under the Agreement (including, without limitation, the Advances owing to such Bank, the Note held by it, and its Pro Rata Share of the Letter of Credit Exposure); provided, however, that such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Advances and Commitments for all purposes under this Agreement and the other Credit Documents (including, without limitation, for purpose of calculating any amounts payable under Sections 2.08, 2.09, 2.11 and 8.07), and the Borrower and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Credit Documents. The Borrower agrees that if amounts outstanding under this Agreement or the other Credit Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and the other Credit Documents to the same extent as if the amount of its participating interest were owing directly to it as a Bank hereunder, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Banks the proceeds thereof as provided in subsection 2.12 as fully as if it were a Bank hereunder.

         (e) Confidentiality. Each Bank may furnish any information concerning the Borrower and its Subsidiaries in the possession of such Bank from time-to-time to assignees and participants (including prospective assignees and participants); provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree in writing to preserve the confidentiality of any confidential information relating to the Borrower and its Subsidiaries received by it from such Bank. Such Bank shall promptly deliver a signed copy of any such confidentiality agreement to the Borrower.

         (f) Compliance with Securities Laws. All transfers of any interests in the Notes shall be in compliance with all applicable Federal and state securities laws.

         SECTION 8.07. INDEMNIFICATION. (A) THE BORROWER SHALL INDEMNIFY EACH BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS (EACH AN "INDEMNIFIED PARTY") FROM, AND DISCHARGE, RELEASE, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS OR DAMAGES TO WHICH ANY OF THEM MAY BECOME SUBJECT, INSOFAR AS SUCH LOSSES, LIABILITIES, CLAIMS OR DAMAGES ARISE OUT OF OR RESULT FROM (I) ANY ACTUAL OR PROPOSED USE BY THE BORROWER OR ANY AFFILIATE OF THE BORROWER OF THE PROCEEDS OF ANY ADVANCE, (II) ANY BREACH BY THE BORROWER OF ANY PROVISION OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, (III) ANY INVESTIGATION, LITIGATION OR OTHER PROCEEDING (INCLUDING ANY THREATENED INVESTIGATION OR PROCEEDING) RELATING TO THE FOREGOING, OR (IV) ANY ENVIRONMENTAL CLAIM OR REQUIREMENT OF ENVIRONMENTAL LAWS CONCERNING OR RELATING TO THE PRESENT OR PREVIOUSLY-OWNED OR OPERATED PROPERTIES, OR THE OPERATIONS OR BUSINESS, OF THE BORROWER OR ANY OF ITS SUBSIDIARIES, AND THE BORROWER SHALL REIMBURSE THE INDEMNIFIED PARTY, UPON DEMAND FOR ANY REASONABLE OUT-OF-POCKET EXPENSES (INCLUDING LEGAL FEES) INCURRED IN CONNECTION WITH ANY SUCH INVESTIGATION, LITIGATION OR OTHER PROCEEDING; AND EXPRESSLY INCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES, OR EXPENSE INCURRED BY REASON OF THE

INDEMNIFIED PARTY'S OWN NEGLIGENCE, BUT EXCLUDING ANY SUCH LOSSES, LIABILITIES, CLAIMS, DAMAGES OR EXPENSES INCURRED BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

         (B) IN THE EVENT THAT ANY CLAIM OR DEMAND FOR WHICH THE BORROWER WOULD BE LIABLE HEREUNDER IS ASSERTED, OR SOUGHT TO BE COLLECTED, BY A THIRD PARTY, THE INDEMNIFIED PARTY SHALL WITH REASONABLE PROMPTNESS NOTIFY IN WRITING THE BORROWER OF SUCH CLAIM OR DEMAND, SPECIFYING THE NATURE OF AND SPECIFIC BASIS FOR SUCH CLAIM OR DEMAND AND THE AMOUNT OR THE ESTIMATED AMOUNT THEREOF TO THE EXTENT THEN FEASIBLE (WHICH ESTIMATE SHALL NOT BE CONCLUSIVE OF THE FINAL AMOUNT OF SUCH CLAIM AND DEMAND); PROVIDED, HOWEVER, THAT ANY FAILURE TO GIVE SUCH NOTICE WILL NOT WAIVE ANY RIGHTS OF THE INDEMNIFIED PARTY EXCEPT TO THE EXTENT THE RIGHTS OF THE BORROWER ARE ACTUALLY PREJUDICED. IF REQUESTED BY THE BORROWER, AND IF THE INDEMNIFIED PARTY DETERMINES SUCH REQUEST IS NOT ADVERSE TO THE INTEREST OF THE INDEMNIFIED PARTY, THE INDEMNIFIED PARTY AGREES TO COOPERATE WITH THE BORROWER IN CONTESTING ANY CLAIM OR DEMAND WHICH THE BORROWER DEFENDS, OR, IF APPROPRIATE AND RELATED TO THE CLAIM IN QUESTION AGAINST THE INDEMNIFIED PARTY, IN MAKING ANY COUNTERCLAIM AGAINST THE PERSON ASSERTING SUCH CLAIM, OR ANY CROSS-COMPLAINT AGAINST SUCH PERSON. IN ORDER TO MAINTAIN THE INDEMNIFIED PARTY'S RIGHT TO INDEMNIFICATION UNDER THIS SECTION
8.07 WITH RESPECT TO SUCH CLAIM OR DEMAND, NO CLAIM OR DEMAND MAY BE SETTLED WITHOUT THE CONSENT OF THE BORROWER, WHICH CONSENT WILL NOT BE UNREASONABLY WITHHELD; PROVIDED, HOWEVER, THAT NO INDEMNIFIED PARTY SHALL HAVE ANY OBLIGATION TO REQUEST THE BORROWER'S CONSENT PRIOR TO SETTLING ANY CLAIM OR DEMAND AGAINST THE INDEMNIFIED PARTY.

         Section 8.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

         Section 8.09. Survival of Representations, Etc. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the Credit Documents, the making of the Advances and any investigation made by or on behalf of the Banks, none of which investigations shall diminish any Bank's right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.08, 2.09, 2.11(c), and 8.07 shall survive any termination of this Agreement and repayment in full of the Obligations.

         Section 8.10. Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

         Section 8.11. Business Loans. The Borrower warrants and represents that the Advances evidenced by the Notes are and shall be for business, commercial, investment or other similar purposes and not primarily for personal, family, household or agricultural use, as such terms are used in Chapter One ("Chapter One") of the Texas Credit Code. At all such times, if any, as Chapter One shall establish a Maximum Rate, the Maximum Rate shall be the "indicated rate ceiling" (as such term is defined in Chapter One) from time to time in effect.

         Section 8.12. Usury Not Intended. It is the intent of the Borrower and each Bank in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Bank including such applicable laws of the State of Texas and the United States of America from time-to-time in effect. In furtherance thereof, the Banks and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes hereof "interest" shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Bank receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate and excess interest, if any, provided for in this Agreement or otherwise shall be cancelled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Banks shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

         Section 8.13. Bank Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any other Bank and based on the financial statements referred to in Section 4.05 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

         Section 8.14. Governing Law. This Agreement, the Notes and the other Credit Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas.

         SECTION 8.15. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER CREDIT DOCUMENT OR ANY COUNTERCLAIM THEREIN.

         SECTION 8.16. ENTIRE AGREEMENT. PURSUANT TO SECTION 26.02 OF THE TEXAS BUSINESS AND COMMERCE CODE, A LOAN AGREEMENT IN WHICH THE AMOUNT INVOLVED IN THE LOAN AGREEMENT EXCEEDS $50,000 IN VALUE IS NOT ENFORCEABLE UNLESS THE LOAN AGREEMENT IS IN WRITING AND SIGNED BY THE PARTY TO BE BOUND OR THAT PARTY'S AUTHORIZED REPRESENTATIVE.

         THE RIGHTS AND OBLIGATIONS OF THE PARTIES TO AN AGREEMENT SUBJECT TO THE PRECEDING PARAGRAPH SHALL BE DETERMINED SOLELY FROM THE WRITTEN LOAN AGREEMENT, AND ANY PRIOR ORAL AGREEMENTS BETWEEN THE PARTIES ARE SUPERSEDED BY AND MERGED INTO THE LOAN AGREEMENT. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

         THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         EXECUTED as of the 15th day of May, 1996.

                                         BORROWER:
                                         --------

                                         TYLER CORPORATION


                                         By:
                                            -----------------------------------
                                            Linda K. Hill
                                            Treasurer


                                         BANKS:
                                         -----

                                         NATIONSBANK OF TEXAS, N.A.



                                         By:
                                            -----------------------------------
                                            Steven Deily
                                            Senior Vice President


                                         SOCIETE GENERALE, SOUTHWEST
                                         AGENCY



                                         By:
                                            -----------------------------------
                                            Richard M. Lewis
                                            Vice President